EXHIBIT 5.1
May 15, 2007
George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC. Registration Statement on Form S-3
Dear Mr. Chapman:
     We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the preparation and filing of its Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of 10,760,247 shares of the Company’s common stock, par value $1.00 per share (the “Shares”).
     In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
     Based upon the foregoing, it is our opinion that the Shares will be, when issued and sold in the manner set forth in the Registration Statement, legally and validly issued and fully paid and nonassessable.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP